Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Google Inc. pertaining to the Click Holding Corp. 2005 Stock Incentive Plan of our reports dated February 14, 2008, with respect to the consolidated financial statements and schedule of Google Inc., and the effectiveness of internal control over financial reporting of Google Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Jose, California

March 25, 2008